Exhibit 99.1

URBAN OUTFITTERS, INC.

First Quarter Results

Philadelphia, PA – May 18, 2015

For Immediate Release	Contact:	Oona McCullough
Director of Investor Relations
(215) 454-4806

Urban Outfitters Reports Record Q1 Sales

PHILADELPHIA, PA, May 18, 2015 - Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle specialty retail company operating under the Anthropologie, Bhldn, Free People, Terrain and Urban Outfitters brands, today announced net income of $33 million for the three months ended April 30, 2015. Earnings per diluted share were $0.25 for the three months ended April 30, 2015.

Total Company net sales for the first quarter of fiscal 2016 increased 8% over the same quarter last year to a record $739 million. Comparable Retail segment net sales, which include our comparable direct-to-consumer channel, increased 4%. Comparable Retail segment net sales increased 17% at Free People, 5% at Urban Outfitters and 1% at the Anthropologie Group. Wholesale segment net sales rose 18%.

“I am pleased to announce record first quarter sales and positive Retail segment comparable net sales at each of our brands,” said Richard A. Hayne, Chief Executive Officer. “I believe our Retail segment comparable net sales growth is being driven by the success of our omni-channel strategy,” finished Mr. Hayne.

Net sales by brand and segment for the three month period were as follows:

	Three Months Ended April 30,
	2015	2014
Net sales by brand
Urban Outfitters	$295,675	$277,656
Anthropologie Group[1]	311,376	299,983
Free People	131,959	108,671

Total Company	$739,010	$686,310

Net sales by segment
Retail Segment	$685,009	$640,430
Wholesale Segment	54,001	45,880

Total Company	$739,010	$686,310

[1]	Anthropologie Group consists of the Anthropologie, Bhldn and Terrain brands

For the three months ended April 30, 2015, the gross profit rate decreased by 141 basis points versus the prior year’s comparable period. The decline in gross profit rate was primarily due to lower initial margins at the Urban Outfitters Brand and higher delivery and fulfillment expense across the entire company. The deleverage in delivery and fulfillment expenses were partially due to the increase in direct-to-consumer penetration and the beginning of the South Carolina fulfillment center transition to Gap, Pennsylvania.

As of April 30, 2015, total inventories increased by $49 million, or 14%, on a year-over-year basis. The growth in total inventories is primarily related to an increase in comparable Retail segment inventories and the acquisition of inventory to stock new and non-comparable stores. Comparable Retail segment inventories increased 8% at cost while decreasing 5% in units.

For the three months ended April 30, 2015, selling, general and administrative expenses, expressed as a percentage of net sales, increased by 13 basis points when compared to the prior year period. The increase was primarily due to increased marketing and technology expenses that were used to drive higher direct-to-consumer traffic.

The Company’s effective tax rate for the first quarter of fiscal 2016 was 35.6% compared to 37.0% in the prior year period. The tax rate variance is due to state tax adjustments in the prior year quarter.

On May 27, 2014, the Board of Directors authorized the repurchase of 10.0 million common shares under a share repurchase program. During fiscal 2015, the Company repurchased and retired 7.7 million common shares for approximately $258 million under this authorization. During the first quarter of fiscal 2016, the Company repurchased 0.4 million shares for approximately $17 million under this authorization. On August 27, 2013, the Board of Directors authorized the repurchase of 10.0 million common shares under a share repurchase program. During the first quarter of fiscal 2015, the Company repurchased and retired 9.7 million common shares for approximately $353 million completing the August 27, 2013 share repurchase authorization. On February 23, 2015, the Board of Directors authorized the repurchase of 20.0 million shares under a new share repurchase program. No shares have been repurchased under this authorization.

During the three months ended April 30, 2015, the Company opened a total of 7 new stores including: 4 Free People stores, 2 Anthropologie Group stores and 1 Urban Outfitters store. The Company closed 1 Urban Outfitters store.

Urban Outfitters, Inc. is an innovative specialty retail company which offers a variety of lifestyle merchandise to highly defined customer niches through 238 Urban Outfitters stores in the United States, Canada, and Europe, catalogs and websites; 208 Anthropologie Group stores in the United States, Canada and Europe, catalogs and websites; 106 Free People stores in the United States and Canada, catalogs and websites; Free People wholesale, which sells its product to approximately 1,600 specialty stores and select department stores worldwide; as of April 30, 2015.

Management’s first quarter commentary is located on our website at www.urbanoutfittersinc.com. A conference call will be held today to discuss first quarter results and will be webcast at 5:00 pm. ET at: http://edge.media-server.com/m/p/ytgdi8px/lan/en

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this release may constitute forward-looking statements. When used in this release, the words “project,” “believe,” “plan,” “will,” “anticipate,” “expect” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and the resultant impact on consumer spending patterns, lowered levels of consumer confidence and higher levels of unemployment, continuation of lowered levels of consumer spending resulting from a worldwide political and economic crisis, any effects of terrorist acts or war, natural disasters or severe weather conditions, availability of suitable retail space for expansion, timing of store openings, risks associated with international expansion, seasonal fluctuations in gross sales, the departure of one or more key senior executives, import risks, including potential disruptions and changes in duties, tariffs and quotas, the closing of any of our distribution centers, our ability to protect our intellectual property rights, risks associated with internet sales, response to new store concepts, failure of our manufacturers to comply with our social compliance program, changes in accounting standards and subjective assumptions, regulatory changes and legal matters and other risks identified in the Company’s filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.

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(Tables follow)

URBAN OUTFITTERS, INC.

Condensed Consolidated Statements of Income

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended April 30,
	2015	2014

Net sales	$739,010	$686,310
Cost of sales	492,589	447,799

Gross profit	246,421	238,511
Selling, general and administrative expenses	193,367	178,690

Income from operations	53,054	59,821
Other expense, net	(2,121)	(344)

Income before income taxes	50,933	59,477
Income tax expense	18,157	21,999

Net income	$32,776	37,478

Net income per common share:
Basic	$0.25	$0.26
Diluted	$0.25	$0.26

Weighted average common shares and common share equivalents outstanding:
Basic	131,202,740	144,075,666
Diluted	132,836,144	145,906,544

AS A PERCENT OF NET SALES
Net sales	100.0%	100.0%
Cost of sales	66.7%	65.2%

Gross profit	33.3%	34.8%
Selling, general and administrative expenses	26.1%	26.1%

Income from operations	7.2%	8.7%
Other expense, net	(0.3%)	(0.0%)

Income before income taxes	6.9%	8.7%
Income tax expense	2.5%	3.2%

Net income	4.4%	5.5%

URBAN OUTFITTERS, INC.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

(unaudited)

	April 30, 2015	January 31, 2015	April 30, 2014

ASSETS
Current assets:
Cash and cash equivalents	$176,931	$154,558	$191,825
Marketable securities	96,626	104,246	149,796
Accounts receivable, net of allowance for doubtful accounts of $767, $850 and $1,986 respectively	54,283	70,458	59,267
Inventories	397,998	358,237	349,045
Prepaid expenses, deferred taxes and other current assets	119,083	121,618	103,097

Total current assets	844,921	809,117	853,030

Property and equipment, net	899,324	889,232	836,244
Marketable securities	83,348	104,448	175,694
Deferred income taxes and other assets	89,763	85,944	80,297

Total Assets	$1,917,356	$1,888,741	$1,945,265

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$145,379	$156,090	$172,515
Accrued expenses, accrued compensation and other current liabilities	175,262	197,650	189,585

Total current liabilities	320,641	353,740	362,100

Deferred rent and other liabilities	208,274	207,032	196,760

Total Liabilities	528,915	560,772	558,860

Shareholders’ equity:
Preferred shares; $.0001 par value, 10,000,000 shares authorized, none issued	—	—	—
Common shares; $.0001 par value, 200,000,000 shares authorized, 131,543,388 130,502,864 and 137,651,372 issued and outstanding respectively	13	13	14
Additional paid-in-capital	24,593	—	—
Retained earnings	1,376,159	1,343,383	1,384,671
Accumulated other comprehensive income (loss)	(12,320)	(15,427)	1,720

Total Shareholders’ Equity	1,388,445	1,327,969	1,386,405

Total Liabilities and Shareholders’ Equity	$1,917,356	$1,888,741	$1,945,265